Exhibit 3.1

ARMOUR RESIDENTIAL REIT, INC.

ARTICLES SUPPLEMENTARY

ARMOUR Residential REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: 2,000,000 shares of authorized but unissued Preferred Stock (as defined in the charter of the Corporation (the “Charter”)), are reclassified as shares of 8.250% Series A Cumulative Redeemable Preferred Stock (as defined in the Charter, specifically in the Articles Supplementary of 8.250% Series A Cumulative Redeemable Preferred Stock of ARMOUR Residential REIT, Inc., filed with the SDAT on June 6, 2012 (the "Initial Articles Supplementary")), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 8.250% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") set forth in the Initial Articles Supplementary.

SECOND: The additional shares of Series A Preferred Stock have, in each case, been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter. After giving effect to the classification and designation of the additional 2,000,000 shares of Series A Preferred Stock set forth herein, the Corporation has authority to issue a total of  9,610,000 shares of Series A Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management and attested to by its Co-Chief Executive Officer, Co-Vice Chairman, President and Chief Financial Officer on this 27th day of July, 2012.

ARMOUR RESIDENTIAL REIT, INC.

By:	/s/ Scott J. Ulm
Scott J. Ulm
Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management

ATTEST:

By:	/s/ Jeffrey J. Zimmer
Jeffrey J. Zimmer
Co-Chief Executive Officer,
Co-Vice Chairman, President and Chief Financial Officer